Exhibit 99

Bassett Furniture Industries, Inc.	J. Michael Daniel, Vice-President
P.O. Box 626	and Chief Accounting Officer
Bassett, VA 24055	(276) 629-6614 – Investors

Jay S. Moore, Director of Communications
For Immediate Release	(276) 629-6450 – Media

Bassett Furniture News Release
Bassett Announces 22% Sales Increase for the First Quarter & Updates Status of the Sale of the International Home Furnishings Center

(Bassett, Va.) – April 12, 2011 – Bassett Furniture Industries, Inc. (Nasdaq:  BSET) announced today its results of operations for its first fiscal quarter of 2011.

Consolidated sales for the quarter ended February 26, 2011 were $64.3 million as compared to $52.9 million for the quarter ended February 27, 2010, an increase of 22%. The sales increase was primarily driven by a 14% increase in total wholesale shipments and increased sales at retail due primarily to additional Company-owned stores and a 7% increase in comparable store sales.  Gross margins for the first quarter of 2011 and 2010 were 49.6% and 48.7%, respectively. The margin increase was primarily a result of the retail segment’s increased share of the overall sales mix, partially offset by lower product margins in the retail segment. Selling, general and administrative expenses, excluding bad debt and notes receivable valuation charges, increased $4.6 million for the first quarter of 2011 as compared to the first quarter of 2010, again primarily due to additional Company-owned retail stores. The Company also recorded $6.8 million of bad debt and notes receivable valuation charges during the first quarter of 2011 as compared to $2.7 million for the first quarter of 2010 which reflects a more aggressive strategy for dealing with licensees who are having difficulty in meeting their obligations to the Company. The Company reported a net loss of $8.3 million, or $0.72 per share, for the quarter ended February 26, 2011, as compared to a net loss of $1.7 million, or $0.15 per share, for the quarter ended February 27, 2010.

In order to better understand profitability trends related to on-going operations, the Company’s management considers the effects of certain items on results for the quarter. For instance, the results for the quarter ended February 26, 2011 included $6.4 million of bad debt and notes receivable valuation charges and $1.3 million of lease and loan guarantee expense associated with licensee store closures and takeovers, $0.9 million of asset impairment charges and $0.9 million of lease exit costs associated with the closure of five Company-owned stores, $0.7 million of periodic costs associated with carrying idle retail facilities and a $0.4 million gain on the settlement of two mortgages.  The results for the quarter ended February 27, 2010 included $ 2.1 million of bad debt and notes receivable valuation charges and $0.8 million of lease and loan guarantee expense associated with licensee store takeovers, $0.6 million of periodic costs associated with carrying idle retail facilities and a $2.0 million gain associated with the liquidation of an equity portfolio.  Excluding these items from the respective quarters, net income for the quarter ended February 26, 2011 would have been $1.5 million as compared to a net loss of $0.3 million for the quarter ended February 27, 2010.  See the attached Reconciliation of Net Loss as Reported to Net Income (Loss) as Adjusted.

“Our weakest licensed and corporate Bassett Home Furnishings retail stores have been a drain on our operating results for the past several years,” said Robert H. Spilman Jr., President and CEO.  “The Company has steadily addressed many of these situations by closing or acquiring stores.  These efforts continue in 2011 as we assess the viability of all remaining stores.  Driven by a 22% sales increase, the fundamentals of our business improved markedly on a year over year basis.  However, the store by store appraisal process produced bad debt, lease termination, and restructuring charges that were responsible for our first quarter loss.

“Looking ahead, we may record charges of a similar nature and size in the second quarter,” continued Mr. Spilman.  “We look forward to then turning our full attention to effectively operating our corporate stores and strengthening the performance of many of the healthy licensed stores in our network.

“During the quarter, we also announced that the shareholders of the International Home Furnishings Center had entered into an agreement to sell their shares to IHFC Acquisition Company LLC,” added Mr. Spilman.  “We anticipate that the gain from the sale, which is planned to close late this month, will result in the Company reporting significant net income for the six month period despite the charges taken.”

Wholesale Segment

Net sales for the wholesale segment were $46.0 million for the first quarter of 2011 as compared to $40.3 million for the first quarter of 2010, an increase of 14.1%.  This increase is due primarily to a 9.4% improvement in wholesale orders as compared to the first quarter of 2010 reflecting increased sales to the traditional business and comparable store sales increases in the overall dedicated-store network.  Approximately 57% of wholesale shipments during the first quarter of 2011 were imported products compared to approximately 54% for the first quarter of 2010.  Gross margins for the wholesale segment were 31.9% for both the first quarter of 2011 and 2010. Wholesale SG&A, excluding bad debt and notes receivable valuation charges, increased $0.6 million, or 5.5%, for the first quarter of 2011 as compared to the first quarter of 2010. As a percentage of net sales, SG&A decreased 2.1 percentage points to 25.5% for the first quarter of 2011 as compared to 27.6% for the first quarter of 2010.  This decrease is due to continued cost containment efforts, as well as greater leverage of fixed SG&A costs from higher volume.  The Company recorded $6.8 million of bad debt and notes receivable valuation charges for the first quarter of 2011 as compared with $2.7 million for the first quarter of 2010.  This increase reflects a more aggressive strategy for dealing with licensees who are having difficulty in meeting their obligations to the Company.  As a result, the Company acquired three stores from one licensee and took steps to close three stores with two other licensees during the quarter ended February 26, 2011.  Those three stores are currently running store liquidation sales that will be completed during the second quarter of 2011.

The wholesale backlog, representing orders received but not yet shipped to dealers and company stores, was $11.0 million at February 26, 2011 as compared to $12.6 million at February 27, 2010.

“We were pleased to grow wholesale revenue by 14% for the period,” said Mr. Spilman.  “This was the second consecutive quarter that we experienced double-digit wholesale growth, which has been a major focus of ours coming out of the recession.  Both our upholstery and wood divisions contributed substantially to our sales growth.  Excluding the bad debt charges stemming from our licensee network, wholesale operating income increased 70% compared to last year.  The higher level of sales allowed us to better leverage our fixed selling, general, and administrative costs as we reduced SG&A expenses by 210 basis points as a percentage of sales.

“Continuing to move the top line is our top priority for the remainder of 2011, despite the loss of sales volume that comes with store closings,” continued Mr. Spilman.  “Therefore, we must concentrate on generating more revenue per dedicated Bassett retail location and on furthering our efforts to improve sales penetration in new and existing multi-line retail accounts in geographic areas that do not conflict with our stores.  To that end, our just completed High Point, N.C., furniture market was very encouraging.  Both our wood and upholstery product offerings were met with enthusiasm by retailers who visited the Bassett showroom.  We were also able to increase dealer attendance and we interacted with several significant independent retailers that shopped our showroom for the first time.”

Retail Segment

At February 26, 2011, the total store network included 51 licensee-owned stores and 45 Company-owned and operated stores.  As noted above, the Company acquired during the quarter ended February 26, 2011 certain assets of 3 previously-owned licensee stores.  In addition, the Company closed 5 underperforming stores during the quarter.  The following table summarizes the changes in store count during the quarter ended February 26, 2011:

	November 27,	New	Stores	Stores	February 26,
	2010	Stores	Acquired	Closed	2011

Company-owned stores	47	-	3	(5)	45
Licensee-owned stores	54	-	(3)	-	51

Total	101	-	-	(5)	96

The Company-owned stores had sales of $37.0 million in the first quarter of 2011 as compared to $27.0 million in the first quarter of 2010, an increase of 36.8%.  The increase was comprised of an $8.4 million increase primarily from additional Company-owned stores, and a $1.6 million, or 7.0% increase in comparable store sales (“comparable” stores include those locations that have been open and operated by the Company for all of each comparable reporting period).

While the Company does not recognize sales until goods are delivered to the customer, the Company’s management tracks written sales (the dollar value of sales orders taken, rather than delivered) as a key store performance indicator. Written sales for comparable stores decreased by 3.2% for the first quarter of 2011 as compared to the first quarter of 2010.  This decrease was primarily due to a change in the timing of certain promotional activity which resulted in increased written sales for the month of March 2011.

Gross margins for the quarter ended February 26, 2011 decreased 3.9 percentage points to 46.3% as compared to the quarter ended February 27, 2010 due primarily to lower margins from the store liquidation sales at the five stores closed, as well as lower margins from comparable stores.  SG&A increased $3.8 million, primarily due to increased store count. On a comparable store basis, SG&A decreased 2.1 percentage points to 53.0% for the first quarter of 2011 as compared to the first quarter of 2010.  Operating losses for the comparable stores increased by $0.1 million to $1.1 million.  In all other stores (consisting of the 18 stores which have been acquired, opened or closed since November 28, 2009), the operating loss was $0.7 million or 5.8% of sales.  Refer to the accompanying schedule of Supplemental Retail Information for results of operations for the Company’s retail segment by comparable and all other stores.

“Our progress in improving retail operating results slowed during the quarter, partially due to the lower gross margins that were the product of closing five stores during the quarter,” said Mr. Spilman.  “All of these locations were acquired from licensees over the past 12 to 24 months.  In two cases, we exited the market completely and, in the others, we consolidated down to one strong store.  We believe that we will resume our path of improved retail performance for the rest of the year as our network is increasingly comprised of better stores with good real estate.  The process of acquiring licensed operations, improving the good ones and closing the laggards has diluted the retail operating results for some time.  The result has been the transformation from an almost entirely licensee-owned footprint to a model that is approximately 50% licensees and 50% corporate.  Although we now have fewer stores than before, the network has been strengthened.  We believe that the pace of this acquisition/closing activity will begin to slow markedly, especially beyond this year.  We do, however, plan to close two more corporate stores in the second quarter.

“The prototype store that we first introduced in the fall of 2007 continues to generate greater sales and stronger operating results than our original format,” added Mr. Spilman.  “A recently acquired store in Raleigh, N.C., has been adapted to the new format and the adaptation of the Wilmington, Del.,  location, also a recent takeover, is currently underway.  We are in the process of evaluating all of our old format locations to weigh the merits of investing in the facelift to the new prototype.  Additionally, we are enthusiastic about the prospects for a new smaller store concept that we introduced last year in Falls Church, Va.  This unit is 8,000 square feet and has produced sales per square foot that are significantly higher than the rest of our stores.  The store has utilized our custom furniture and design assistance capabilities extremely well to offer a compelling alternative to competitors’ stores in that trading area.  We are actively studying other potential markets that could allow us to continue to test this new format.”

Balance Sheet and Cash Flow

The Company used $3.8 million of cash for operating activities during the first quarter of 2011, primarily due to settlement of accounts payable related to the Company’s build-up of inventory during the second half of 2010.  In addition to the $6.3 million of cash on-hand, the Company has investments of $15.1 million, consisting of $14.3 million in cash, money market accounts, bond funds, and individual treasuries, and $0.8 million in a hedge fund. Although the $14.3 million is primarily cash and other liquid assets, the Company presents these as long-term assets as they are pledged as collateral for the revolving debt agreement.

After having voluntarily repaid the outstanding balance of $15.0 million on its revolving credit facility during the second quarter of 2010, the Company ended the first quarter of 2011 with no amounts outstanding.  The facility, which matured on November 30, 2010, has been extended until June 3, 2011.  The Company is continuing discussions with its bank regarding the amendment and extension of the facility beyond its current maturity.  While there can be no assurance that these discussions will result in a favorable outcome, the Company expects to have an amended and extended facility in place prior to the end of the second quarter of 2011.

Sale of the International Home Furnishings Center

On February 25, 2011, the Company announced that it and the other shareholders of International Home Furnishings Center, Inc. (“IHFC”), entered into a stock purchase agreement with IHFC Acquisition Company LLC (the “Purchaser”) pursuant to which the Company and the other selling shareholders agreed to sell all of the capital stock of IHFC to the Purchaser. Closing of the transaction, which is subject to customary terms and conditions, is expected to occur on or before April 29, 2011. Pretax proceeds from the transaction payable to Bassett are expected to be in the range of $73 to $75 million at the time of closing. As of the end of fiscal 2010, the Company had net operating loss carryforwards of $18.1 million that can be utilized to offset the taxes on the gain.  In addition, the Purchaser would place $15 million in escrow (of which Bassett’s portion is approximately $7 million) at closing to cover various contingencies with unused portions of such to be released to Bassett and the other shareholders over a three year period. In the event that the closing conditions are satisfied but the Purchaser fails to close, the Company should receive approximately $2.3 million in liquidated damages.  In addition to further strengthening the balance sheet and cash on hand, these proceeds, net of applicable income taxes, may be utilized by the Company in a number of ways including, for example, the retirement of debt and certain other long-term obligations, the settlement of various obligations related to closed stores and idle facilities, restructuring of licensee debt, paying a dividend and/or funding stock buybacks, judiciously funding expansion of our Company-owned store network and/or funding any potential future working capital needs.  Although the Company expects that the transaction will close and the proceeds will be received, there can be no assurance that this will occur.

“The potential monetization of the IHFC is an exciting prospect for the Company and its shareholders,” said Mr. Spilman.  “The sale is part of a complex deal that involves several other properties, ownerships and potential buyers.  And while the completion of the deal cannot be fully assured until the actual closing, we believe the sale will occur.  At that time, our Board of Directors will consider a range of possibilities for the proceeds that will be designed to strengthen the financial performance of the Company and to best enhance shareholder value.”

About Bassett Furniture Industries, Inc.
Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With 96 licensee- and company- owned stores, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth opportunity for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy includes affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, more than 750 upholstery fabrics, free in-home design visits, and coordinated decorating accessories. For more information, visit the Company’s website at bassettfurniture.com.

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the first fiscal quarter of 2011, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended.  For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995.  In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements.  Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time.  The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements:  whether the sale of IHFC closes; the effects of national and global economic or other conditions and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission.  Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.  Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

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BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations - Unaudited
(In thousands, except for per share data)

	Quarter Ended		Quarter Ended
	February 26, 2011		February 27, 2010
		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales

Net sales	$64,264	100.0%	$52,891	100.0%

Cost of sales	32,416	50.4%	27,148	51.3%

Gross profit	31,848	49.6%	25,743	48.7%

Selling, general and administrative expense
excluding bad debt and notes receivable valuation charges	30,508	47.5%	25,900	49.0%
Bad debt and notes receivable valuation charges	6,826	10.6%	2,715	5.1%
Restructuring and asset impairment charges	879	-	-	0.0%
Lease exit costs	884	-	-	0.0%

Loss from operations	(7,249)	-11.3%	(2,872)	-5.4%

Other income (loss), net	(959)	-1.5%	1,228	2.3%

Loss before income taxes	(8,208)	-12.8%	(1,644)	-3.1%

Income tax provision	(47)	-0.1%	(48)	-0.1%
Net loss	$(8,255)	-12.8%	$(1,692)	-3.2%

Basic loss per share	$(0.72)		$(0.15)

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

Assets	(Unaudited) February 26, 2011	November 27, 2010
Current assets
Cash and cash equivalents	$6,341	$11,071
Accounts receivable, net	26,753	31,621
Inventories	40,950	41,810
Other current assets	6,307	6,969
Total current assets	80,351	91,471

Property and equipment
Cost	141,214	142,362
Less accumulated depreciation	96,184	96,112
Property and equipment, net	45,030	46,250

Investments	15,112	15,111
Retail real estate	27,184	27,513
Notes receivable, net	4,667	7,508
Other	9,347	9,464
	56,310	59,596
Total assets	$181,691	$197,317

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$16,303	$24,893
Accrued compensation and benefits	6,811	6,652
Customer deposits	10,628	9,171
Other accrued liabilities	13,964	11,594
Current portion of real estate notes payable	8,891	9,521
Total current liabilities	56,597	61,831

Long-term liabilities
Post employment benefit obligations	10,887	11,004
Real estate notes payable	4,267	4,295
Distributions in excess of affiliate earnings	6,447	7,356
Other long-term liabilities	5,391	6,526
	26,992	29,181

Commitments and Contingencies

Stockholders’ equity
Common stock	57,843	57,795
Retained earnings	40,204	48,459
Additional paid-in-capital	555	478
Accumulated other comprehensive income	(500)	(427)
Total stockholders' equity	98,102	106,305
Total liabilities and stockholders’ equity	$181,691	$197,317

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows - Unaudited
(In thousands)
	Three Months Ended	Three Months Ended
	February 26, 2011	February 27, 2010
Operating activities:
Net loss	$(8,255)	$(1,692)
Adjustments to reconcile net loss to net cash
provided by operating activities:
Depreciation and amortization	1,465	1,475
Equity in undistributed income of investments and unconsolidated
affiliated companies	(940)	(842)
Provision for restructuring and asset impairment charges	879	-
Lease exit costs	884	-
Provision for lease and loan guarantees	1,282	793
Provision for losses on accounts and notes receivable	6,826	2,715
Gain on mortgage modification	(436)	-
Realized income from investments	(81)	(2,169)
Other, net	403	198
Changes in operating assets and liabilities
Accounts receivable	370	2,216
Inventories	1,988	3,056
Other current assets	760	2,131
Accounts payable and accrued liabilities	(8,905)	(1,210)
Net cash provided by (used in) operating activities	(3,760)	6,671

Investing activities:
Purchases of property and equipment	(486)	(485)
Proceeds from sales of property and equipment	26	8
Acquisition of retail licensee stores, net of cash acquired	-	(177)
Proceeds from sales of investments	1,369	7,978
Purchases of investments	(1,369)	(7,728)
Net cash received on licensee notes	40	127
Net cash used in investing activities	(420)	(277)

Financing activities:
Repayments of real estate notes payable	(223)	(1,298)
Issuance of common stock	35	32
Payments on other notes	(362)	(265)
Net cash used in financing activities	(550)	(1,531)
Change in cash and cash equivalents	(4,730)	4,863
Cash and cash equivalents - beginning of period	11,071	23,221
	.	.
Cash and cash equivalents - end of period	$6,341	$28,084

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Segment Information - Unaudited
(In thousands)

	Quarter ended		Quarter ended
	February 26, 2011		February 27, 2010
Net Sales
Wholesale	$45,969	(a)	$40,306	(a)
Retail	36,980		27,037
Inter-company elimination	(18,685)		(14,452)
Consolidated	$64,264		$52,891

Operating Income (Loss)
Wholesale	$(3,891)	(b)	$(965)	(b)
Retail	(1,792)		(1,608)
Inter-company elimination	197		(299)
Restructuring and asset impairment charges	(879)		-
Lease exit costs	(884)		-
Consolidated	$(7,249)		$(2,872)

(a) Excludes wholesale shipments for dealers where collectibility is not reasonably assured at time of shipment as follows:
	February 26, 2011		February 27, 2010
Quarter ended	$1,257		$146

(b) Includes bad debt and notes receivable valuation charges as follows:
	February 26, 2011		February 27, 2010
Quarter ended	$6,826		$2,715

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Reconciliation of Net Loss as Reported to Net Income (Loss) as Adjusted (Unaudited)
(In thousands, except for per share data)

	Quarter ended	Per	Quarter ended	Per
	February 26, 2011	Share	February 27, 2010	Share

Net loss as reported	$(8,255)	$(0.72)	$(1,692)	$(0.15)

Bad debt and notes receivable valuation charges
associated with licensee store closures and takeovers	6,442	0.56	2,065	0.18
Restructuring and asset impairment charges	879	0.08	-	-
Lease exit costs	884	0.08	-	-
Closed stores and idle retail facility charges	702	0.06	558	0.05
Provision for lease and loan guarantees associated with licensee
licensee store closures and takeovers	1,282	0.11	793	0.07
Gain on liquidation of equity portfolio	-	-	(2,024)	(0.18)
Gain on mortgage settlement	(436)	(0.04)	-	-
Net income as adjusted	$1,498	$0.13	$(300)	$(0.03)

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Reconciliation of Wholesale Segment Operating Loss as Reported to
Wholesale Segment Operating Profit as Adjusted (Unaudited)
(In thousands)

	Quarter ended	Quarter ended	Percent
	February 26, 2011	February 27, 2010	Change

Wholesale operating loss as reported	$(3,891)	$(965)	303.2%

Bad debt expense	6,862	2,715	152.7%
Wholesale operating profit as adjusted	$2,971	$1,750	69.8%

The Company has included the “as adjusted” information because it uses, and believes that others may use, such information in comparing the Company’s operating results from period to period.  The “as adjusted” information is not presented in conformity with generally accepted accounting principles in the United States. However, the items excluded in determining the “as adjusted” information are significant components in understanding and assessing the Company’s overall financial performance for the periods covered.

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Supplemental Retail Information--Unaudited
(In thousands)

	32 Comparable Stores
	Quarter Ended		Quarter Ended
	February 26, 2011		February 27, 2010
		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales

Net sales	$24,276	100.0%	$22,690	100.0%

Cost of sales	12,455	51.3%	11,142	49.1%

Gross profit	11,821	48.7%	11,548	50.9%

Selling, general and administrative expense*	12,873	53.0%	12,502	55.1%

Loss from operations	$(1,052)	-4.3%	$(954)	-4.2%

	All Other Stores
	Quarter Ended		Quarter Ended
	February 26, 2011		February 27, 2010
		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales

Net sales	$12,704	100.0%	$4,347	100.0%

Cost of sales	7,389	58.2%	2,330	53.6%

Gross profit	5,315	41.8%	2,017	46.4%

Selling, general and administrative expense	6,055	47.7%	2,671	61.4%

Loss from operations	$(740)	-5.8%	$(654)	-15.0%

*Comparable store SG&A includes retail corporate overhead and administrative costs.